Exhibit 99.1

NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700
For Immediate Release
OILGEAR RECEIVES NASDAQ NOTIFICATION
THAT ITS SECURITIES ARE SUBJECT TO DELISTING
Milwaukee, Wis., August 26, 2005...The Oilgear Company (NASDAQ: OLGR) today announced that it received a notice from The Nasdaq Stock Market that the company is not in compliance with Marketplace Rule 4310(c)(14) because its recently filed Form 10-Q for the quarter ended June 30, 2005 did not include a review by the company’s independent registered public accounting firm, as required by the Securities and Exchange Commission (SEC). Its common stock, therefore, is subject to delisting from The Nasdaq Stock Market.
As previously announced, the company is currently reviewing the accounting treatment of shares of stock it received from a 2001 demutualization of an insurance company of which it was a member. As a result, the company’s independent registered public accounting firm has not yet completed its review of the financial statements included in the company’s Form 10-Q for the quarter ended June 30, 2005, as required by SEC rules. The company intends to file an amended Form 10-Q/A after the review is completed.
The company will request a hearing before the Nasdaq Listing Qualifications Panel to review the staff determination, which will stay the delisting until the appeal has been heard and the panel has rendered its decision. There can be no assurance that the panel will grant the company’s request for continued listing.
Nasdaq’s notification further stated that due to the filing delinquency, as of the opening of business on August 26, 2005, the fifth character “E” will be appended to the company’s trading symbol. Accordingly, the trading symbol for the company will be changed from OLGR to OLGRE.
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A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
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